                                                                    EXHIBIT 99.1


                      TROPICAL SPORTSWEAR INT'L CORPORATION
                   TO OFFER SENIOR SUBORDINATED NOTES DUE 2008

TAMPA, FL (June 2, 1998) - Tropical Sportswear Int'l Corporation (NASDAQ:TSIC) announced that it intends to offer $125 million of Senior Subordinated Notes due 2008 (the "Offering"). Prior to the Offering, Tropical intends to enter into a $100 million bridge financing facility and a new $85 million senior revolving credit facility. Tropical intends to use borrowings under the bridge financing facility and the new credit facility to (i) finance the acquisition of Farah Incorporated (NYSE:FRA) pursuant to a tender offer (the "Tender Offer") for all outstanding shares of Farah's common stock and (ii) repay certain outstanding debt of Tropical and Farah. The net proceeds from the Offering will be used to repay all debt outstanding under the bridge facility and a portion of the debt outstanding under the new credit facility. The Tender Offer will be consummated prior to the closing of the Offering, and the closing of the Offering is conditioned upon consummation of the Tender Offer. In addition, the closing of the Offering is subject to market conditions.

The Notes will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

This press release contains certain forward-looking statements with respect to Tropical's acquisition of Farah, the Tender Offer, the bridge financing facility, the new credit facility, the Offering and related transactions, all of which are subject to risks and uncertainties that could cause actual results to differ materially from anticipated results. Risk factors include, but are not limited to: uncertainties relating the market for the Notes which affect, among other things, interest rates; economic conditions that affect consumer spending; successfully identifying emerging fashion trends, foreign and domestic labor and manufacturing conditions; and governmental actions such as import or trade restrictions. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of risk factors.